UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 5, 2011
Carey Watermark Investors Incorporated
(Exact Name of Registrant as Specified in its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

000-54263	26-2145060
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
The information set forth under Item 2.01 of this Current Report is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets
On May 5, 2011, a wholly owned subsidiary of Carey Watermark Investors Incorporated (“CWI”) completed a joint venture investment with Ensemble Hotel Partners, LLC (“Ensemble”), the owner of the leasehold interests, in two waterfront hotel properties located in Long Beach, CA: the Hotel Maya, a Doubletree by Hilton Hotel (the “Hotel Maya”); and the Residence Inn Long Beach Downtown (the “Residence Inn”). A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this Current Report on Form 8-K (the “Report”).
CWI acquired a 49% interest in the venture (the “Venture”) for $43.6 million, which includes CWI’s allocable share of the Venture’s debt (as described below) and a $1.1 million acquisition fee payable to CWI’s advisor, Carey Lodging Advisors, LLC, and other transaction costs. The Venture’s total capitalization, including partner equity and debt, is approximately $88 million. CWI has the right, subject to certain conditions, to increase its ownership in the Venture to 50%. CWI’s investment was made in the form of preferred equity interest that carries a cumulative preferred dividend of 9.5% per year and is senior to Ensemble’s equity interest.
Both properties are subject to mortgage financing. The financing on the Hotel Maya is a three year, $15 million mortgage that bears interest at 6.5% per year. The financing on the Residence Inn is a 10 year, $32 million mortgage that bears interest at 7.25% per year. The Venture is a guarantor of the mortgage financing on the Hotel Maya. Ensemble has agreed to be responsible for, and has indemnified CWI regarding, any and all amounts due under the guarantee. The investment was financed in part by a $4.0 million loan from a subsidiary of W. P. Carey & Co. LLC, which is the ultimate parent of CWI’s advisor and holds an indirect interest in CWI, at a rate of 30-day LIBOR plus 2.5% and a maturity date of June 6, 2011.
The ground leases for both hotels are with the City of Long Beach and expire on September 30, 2072 in the case of the Hotel Maya and September 30, 2071 in the case of the Residence Inn. Both ground leases have been prepaid through their terms.
Ensemble is the managing member of our joint venture partner, LBHP-Ensemble Partners, LLC, and also will continue as the property manager of the Hotel Maya. The Residence Inn will continue to be managed by Residence Inn by Marriott, LLC.
The foregoing descriptions do not purport to be complete and are subject to, and qualified in their entirety by, reference to the Amended and Restated Limited Liability Company Operating Agreement of Long Beach Hotel Properties, LLC, dated as of May 2, 2011, by and between CWI Long Beach Hotels, LLC and LBHP-Ensemble Partners, LLC. A copy of the agreement is filed hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01	— Financial Statements and Exhibits.
(a) and (b)
To be filed by amendment. Pursuant to Items 9.01(a) and (b) of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to Item 2.01 of Form 8-K through an amendment to this Report within 71 days after the date that this Report is filed.
(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Limited Liability Company Operating Agreement of Long Beach Hotel Properties, LLC, dated as of May 2, 2011, by and between CWI Long Beach Hotels, LLC and LBHP-Ensemble Partners, LLC,

99.1	Press Release titled “Carey Watermark Investors Acquires Long Beach Waterfront Hotels” issued on May 6, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carey Watermark Investors Incorporated
Date: May 11, 2011	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Chief Financial Officer